PROSPECTUS SUPPLEMENT TO
                        PROSPECTUS DATED OCTOBER 22, 1999


                                2,040,000 Shares

                      BRILLIANT DIGITAL ENTERTAINMENT, INC

                                  Common Stock



      This prospectus supplement to the prospectus dated October 22, 1999 of Brilliant Digital Entertainment, Inc. relates to the offer and sale from time to time by St. Annes Investments, Ltd. of up to 2,040,000 shares of common stock of Brilliant Digital Entertainment, Inc.

      This prospectus supplement should be read in conjunction with the prospectus dated October 22, 1999, and the prospectus supplement, dated November 24, 1999, both of which are to be delivered with this prospectus supplement.


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      On January 31, 2000, we issued our first put notice to St. Annes
Investments, Ltd., under the securities purchase agreement dated March 29, 1999, between Brilliant and St. Annes. By delivering this notice to St. Annes, we elected to sell $1,000,000 in aggregate traded value of Brilliant common stock to St. Annes under the pricing formula set forth in the securities purchase agreement. On February 2, 2000, St. Annes purchased 230,075 shares of our common stock at a purchase price of $4.94 per share. This purchase resulted in aggregate proceeds of $970,000 paid to us on February 2, 2000. Additionally, in connection with this sale of shares, we issued 4,049 shares of our common stock to St. Annes as a fee.


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             This prospectus supplement is dated February 4, 2000